EXHIBIT 23.1

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Seaspan Corporation

We consent to the use of our reports dated March 6, 2017, with respect to the consolidated balance sheets of Seaspan Corporation (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference from the Company’s December 31, 2016 annual report on Form 20-F, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to the retrospective change in the Company’s method of accounting for debt issuance costs in its year ended December 31, 2016 due to the adoption of Accounting Standards Update 2015-03, Simplifying the Presentation of Debt Issuance Costs.

/s/ KPMG LLP

Chartered Professional Accountants

April 19, 2017

Vancouver, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a

Swiss entity. KPMG Canada provides services to KPMG LLP.